Exhibit 3.1

CERTIFICATE OF INCORPORATION

OF

BLUEDATA CORPORATION

Pursuant to Section 102 of the
General Corporation Law of the State of Delaware

The undersigned, a natural person, for the purpose of organizing a corporation for conducting the business and promoting the purposes hereinafter stated, under the provisions and subject to the requirements of the laws of the State of Delaware (particularly Chapter 1, Title 8 of the Delaware Code and the acts amendatory thereof and supplemental thereto, and known, identified and referred to as the General Corporation Law of the State of Delaware (the “Delaware General Corporation Law”)), hereby certifies that:

FIRST:  Name. The name of this corporation is BlueData Corporation (the “Corporation”).

SECOND:  Address of Registered Agent.  The address, including street, number, city and county, of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle.  The name of its registered agent at such address is The Corporation Trust Company.

THIRD:  Purpose of Corporation.  The purposes for which the Corporation is formed are to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law.

FOURTH:  Capital Stock.  The Corporation is authorized to issue One Hundred Million (100,000,000) shares of capital stock, par value $0.001 per share, consisting of Eighty Million (80,000,000) shares of common stock, par value $0.001 per share (the “Common Stock”) and Twenty Million (20,000,000) shares of undesignated preferred stock, par value $0.001 per share (the “Undesignated Preferred Stock”).  The Corporation’s capital stock may be issued and sold from time to time for such consideration as may be fixed by the Board of Directors of the Corporation (the “Board of Directors”), provided, however, that the consideration so fixed is not less than the par value for such stock.

(A)         Rights and Terms of Common Stock.  Shares of Common Stock shall have the following rights and terms:

1.           Dividends.  Holders of issued and outstanding shares of Common Stock shall be entitled to receive such dividends, payable in cash or otherwise, as may be declared by the Board of Directors from time to time out of assets or funds of the Corporation legally available therefor.  Except as otherwise provided herein, the Board of Directors hereby is expressly authorized to declare dividends on any basis permissible under the Delaware General Corporation Law.  Notwithstanding the foregoing, during any such period the Board of Directors is expressly authorized, in the event and as a result of a change in the ownership of the capital stock of the Corporation to declare dividends payable in any calendar year during such period on the basis of the stockholders’ varying interests in the income of the Corporation during such calendar year or the immediately preceding calendar year to the extent that the Board of Directors determines the same to be necessary and/or appropriate.  Notwithstanding anything in this Certificate of Incorporation to the contrary, dividends shall be paid only out of surplus or other funds to the extent permitted by applicable law, including the Delaware General Corporation Law.

2.           Voting.  On all matters upon which stockholders are entitled to vote, every holder of Common Stock shall be entitled to one (1) vote in person or by proxy for each share of Common Stock held of record in such stockholder’s name on the transfer books of the Corporation on all matters to be voted on by the Corporation’s stockholders (and written actions in lieu of meetings).

3.           Liquidation or Dissolution.  In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, distributions shall be made to the holders of the Corporation’s issued and outstanding Common Stock of any assets remaining after payment or provision for liabilities (“Liquidating Distributions”).  Except as otherwise provided herein, the Board of Directors hereby is expressly authorized to make Liquidating Distributions on any basis permissible under the Delaware General Corporation Law.  Notwithstanding the foregoing, during any such period, the Board of Directors is expressly authorized, in the event and as a result of a change in the ownership of the capital stock of the Corporation to make Liquidating Distributions in any calendar year during such period on the basis of the stockholders’ varying interests in the income of the Corporation during such calendar year or the immediately preceding calendar year, to the extent that the Board of Directors determines the same to be necessary and/or appropriate.

(B)          Designation of Undesignated Preferred Stock.  The Board of Directors, without any approval of or action by the stockholders of the Corporation, is hereby expressly authorized to provide for the issuance of all or any shares of Undesignated Preferred Stock, in one or more classes or series with such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issuance of such class or series, including, without limitation, the authority to provide that any such class or series may be (1) subject to redemption at such time or times and at such price or prices; (2) entitled to receive dividends (which may be cumulative or non-cumulative) at such rates, on such conditions, and at such times, and payable in preference to, or in such relation to, the dividends payable on any other class or classes or any other series; (3) entitled to such rights upon the dissolution of, or upon any distribution of the assets of, the Corporation; or (4) convertible into, or exchangeable for, shares of any other class or classes of stock, or of any other series of the same or any other class or classes of stock, of the Corporation at such price or prices or at such rates of exchange and with such adjustments; all as may be stated in such resolution or resolutions.

FIFTH:  Incorporator.  The name and mailing address of the sole incorporator is as follows:

Name	Mailing Address
Kenneth A. Bloom	20 Riverview Drive
Norwalk, CT 06850

SIXTH:  Perpetual Existence.  The Corporation is to have perpetual existence.

SEVENTH:  Amendment of Bylaws. In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, repeal, alter, amend and rescind any or all of the Bylaws of the Corporation.  No Bylaw of the Corporation hereafter legally altered, amended or repealed shall invalidate any prior act of the directors or officers of the Corporation that would have been valid if such Bylaw of the Corporation had not been altered, amended or repealed.

EIGHTH:  Number of Directors.  The number of directors of the Corporation shall be determined in the manner set forth in the Bylaws of the Corporation.

NINTH:  Election of Directors.  Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

TENTH:  Stockholder Meetings.  Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws of the Corporation may provide.  The books of the Corporation may be kept (subject to any provision contained in the Delaware General Corporation Law) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

(A)         Special Meetings.  Unless otherwise required by law, special meetings of stockholders, for any purpose or purposes, may be called at any time by the Chairman of the Board of Directors at the request in writing of the Board of Directors pursuant to a resolution approved by a majority of the entire Board of Directors.  The ability of stockholders to call a special meeting of stockholders is specifically denied.  No business other than that stated in the notice of a special meeting of stockholders shall be transacted at such special meeting.

(B)          Notice.  Advance notice shall be provided in the manner set forth in the Bylaws of the Corporation prior to (1) any meeting of the stockholders of the Corporation of stockholder nominations for the election of directors or (2) business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws.

ELEVENTH:  Exculpation of Directors.  A director of the Corporation shall not be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the Delaware General Corporation Law as the same exists or may hereafter be amended. If the Delaware General Corporation Law is amended hereafter to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent authorized by the Delaware General Corporation Law, as so amended. Any repeal or modification of this Article Eleventh shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.

TWELFTH:  Indemnification.  The following indemnification provisions shall apply to the persons enumerated below:

(A)         Indemnification of Directors and Officers in Third Party Proceedings.  Subject to the other provisions of this Article Twelfth, each person who was or is made a party or is threatened to be made a party to or is involved in any pending, threatened, or completed civil, criminal, administrative, or arbitration action, suit, or proceeding, or any appeal therein or any inquiry or investigation which could lead to such action, suit, or proceeding (“Proceeding”) (other than an action by or in the right of the Corporation), by reason of his or her being or having been a director or officer of the Corporation or of any constituent corporation absorbed by the Corporation in a consolidation or merger or by reason of his or her being or having been a director, officer, trustee, employee, or agent of any other corporation (domestic or foreign) or of any partnership, joint venture, sole proprietorship, trust, employee benefit plan, or such enterprise (whether or not for profit), serving as such at the request of the Corporation or of any such constituent corporation, or the legal representative of any such director, officer, trustee, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent permitted by the Delaware General Corporation Law, as the same exists or may hereafter be amended, from and against any and all reasonable costs, disbursements, and attorney’s fees, and any and all amounts paid or incurred in satisfaction of settlements, judgments, fines, and penalties, incurred or suffered in connection with any such Proceeding, and such indemnification shall continue as to a person who has ceased to be a director or officer and shall inure to the benefit of his or her heirs, executors, administrators, and assigns. The termination of any Proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that such person’s conduct was unlawful.

(B)          Indemnification of Directors and Officers and Actions by or in the Right of the Corporation.  Subject to the other provisions of this Article Twelfth, the Corporation shall indemnify, to the fullest extent permitted by the Delaware General Corporation Law, as now or hereinafter in effect, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that such person is or was a director or officer of the Corporation, or is or was a director or officer of the Corporation serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation; except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery of the State of Delaware or such other court shall deem proper.

(C)      Determination to Indemnify.  Subject to subsection (D) and the other provisions of this Article Twelfth, any indemnification under subsections (A) and (B) (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he or she has met the applicable standard of conduct set forth in subsections (A) and (B).  Such determination shall be made:

1.           by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding;

2.           if such a quorum is not obtainable, or, even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion; or

3.           by the stockholders.

(D)     Right of Claimant to Bring Suit.  If a claim made under paragraphs (A) or (B) of this Article Twelfth (following the final disposition of such Proceeding) is not paid in full by the Corporation within sixty (60) days after a written request has been received by the Corporation, the claimant may, at any time thereafter, apply to a court for an award of indemnification by the Corporation for the unpaid amount of the claim and, if successful on the merits or otherwise in connection with any Proceeding or in the defense of any claim, issue, or matter therein and in the event the court finds in favor of the claimant in a Proceeding pursuant to this subsection (D), the claimant, in addition to the payment of expenses with respect to such Proceeding shall also be entitled to be paid by the Corporation for any and all expenses incurred or suffered in connection with such claim brought pursuant to this subsection (D) to enforce his or her rights to indemnification.  It shall be a defense to any such action (other than an action brought to enforce a claim for the advancement of expenses incurred in connection with any Proceeding where the required undertaking, if any, has been tendered to the Corporation) that the claimant has not satisfied the standard of conduct which makes it permissible under the Delaware General Corporation Law for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation.  Neither the failure of the Corporation (including its Board of Directors, its independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such Proceeding that indemnification of the claimant is proper in the circumstances because he or she has satisfied the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the Corporation (including its Board of Directors, its independent legal counsel, or its stockholders) that the claimant has not satisfied such applicable standard of conduct, nor the termination of any Proceeding by judgment, order, settlement, or conviction, or upon a plea of nolo contendere or its equivalent, shall be a defense to the action or create a presumption that the claimant has not satisfied the applicable standard of conduct.

(E)      Insurance.  The Corporation may purchase and maintain insurance on behalf of any director, officer, employee, or agent of the Corporation, or of another corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise, against any expenses incurred in any Proceeding and against any liabilities asserted against him or her by reason of such person’s being or having been such a director, officer, employee, or agent, whether or not the Corporation would have the power to indemnify such person against such expenses and liabilities under the provisions of this Article Twelfth or otherwise.

(F)      Indemnification of Others.  Subject to the other provisions of this Article Twelfth, this Certificate of Incorporation, the Bylaws of the Corporation and the Delaware General Corporation Law, the Corporation shall have the power to indemnify its employees and agents to the extent not prohibited by the Delaware General Corporation Law or other applicable law.

(G)         Advanced Payment of Expenses.  Expenses (including attorneys’ fees) incurred by any current or former officer or director of the Corporation in defending any Proceeding shall be paid by the Corporation in advance of the final disposition of such Proceeding upon receipt of an undertaking by or on behalf of the person to repay such amounts if it shall ultimately be determined that the person is not entitled to be indemnified under this Article Twelfth or the Delaware General Corporation Law.  Such expenses (including attorneys’ fees) incurred by other employees and agents of the Corporation may be so paid upon such terms and conditions, if any, as the Corporation deems appropriate.

(H)         Limitation on Indemnification and Advancement of Expenses.  Subject to the requirements in subsection (D) of this Article Twelfth and the Delaware General Corporation Law, the Corporation shall not be required to provide indemnification or, with respect to clauses (1), (2) and (4) below, advance expenses to any person pursuant to this Article Twelfth:

1.          in connection with any Proceeding (or part thereof) initiated by such person except (i) as otherwise required by law, or (ii) in specific cases if the Proceeding was authorized by the Board of Directors;

2.          in connection with any Proceeding (or part thereof) against such person providing for an accounting or disgorgement of profits pursuant to the provisions of Section 16(b) of the Securities Exchange Act of 1934, as amended, or similar provisions of any federal, state or local statutory law or common law;

3.          for amounts for which payment has actually been made to or on behalf of such person under any statute, insurance policy or indemnity provision, except with respect to any excess beyond the amount paid; or

4.          if prohibited by applicable law.

(I)          Nonexclusivity of Rights.  The right to indemnification and advancement of expenses provided by or granted pursuant to this Article Twelfth shall not exclude or be exclusive of any other rights to which any person may be entitled under this Certificate of Incorporation, the Bylaws of the Corporation, any agreement, vote of stockholders, or otherwise; provided, however, that no indemnification shall be made to or on behalf of such person if a judgment or other final adjudication adverse to such person establishes that such person has not satisfied the applicable standard of conduct required to be satisfied under the Delaware General Corporation Law.

(J)          Effect of Repeal or Modification.  Any repeal or modification of this Article Twelfth shall not adversely affect any right or protection hereunder of any person in respect of any act or omission occurring prior to the time of such repeal or modification.

(K)         Survival.  The rights to indemnification and advancement of expenses conferred by this Article Twelfth shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

(L)          Subrogation.  In the event of payment under this Article Twelfth, the Corporation shall be subrogated to the extent of such payment to all of the rights of recovery of the indemnitee, who shall execute all papers required and shall do everything that may be necessary to secure such rights, including the execution of such documents necessary to enable the Corporation effectively to bring suit to enforce such rights.

(M)        Certain Definitions.  For purposes of this Article Twelfth, references to the “Corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Article Twelfth with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.  For purposes of this Article Twelfth, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to “serving at the request of the Corporation” shall include any service as a director, officer, employee or agent of the Corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the Corporation” as referred to in this Article Twelfth.

THIRTEENTH:  Enforceability.  If any provision or provisions of this Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (A) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Certificate of Incorporation (including, without limitation, each portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and (B) to the fullest extent possible, the provisions of this Certificate of Incorporation (including, without limitation, each such portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service to or for the benefit of the Corporation to the fullest extent permitted by law.

FOURTEENTH:  Amendment of Certificate. From time to time any of the provisions of this Certificate of Incorporation may be amended, altered or repealed and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted in the manner and at the time prescribed by said laws and this Certificate of Incorporation, and all rights at any time conferred upon the stockholders of the Corporation by this Certificate of Incorporation are granted subject to this reservation.

(SIGNATURE PAGE FOLLOWS)

I, the undersigned, being the sole incorporator, for the purpose of forming a Corporation under the laws of the State of Delaware, do make, file and record this Certificate of Incorporation, to certify that the facts herein stated are true, and accordingly have hereto set my hand this 20th day of December, 2010.

/s/ Kenneth A. Bloom
Kenneth A. Bloom, Sole Incorporator